UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2009

NPC International, Inc.

(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation)	333-138338 (Commission File Number)	48-0817298 (I.R.S. Employer Identification No.)

7300 West 129th Street

Overland Park, Kansas 66213

(Address of principal executive office)(Zip Code)

(913) 327-5555

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 14, 2009, NPC International, Inc. (“NPC”) entered into an Asset Sale Agreement (the “Sale Agreement”) with Pizza Hut, Inc. and Pizza Hut of America, Inc. (collectively “PHI”) pursuant to which NPC has agreed to purchase from PHI 51 Pizza Hut units located in and around St. Louis, Missouri for $14.4 million. In addition to the purchase price, NPC agreed to reimburse PHI for certain working capital items received by NPC in the transaction. NPC is the world’s largest Pizza Hut franchisee and currently operates 1,098 Pizza Hut restaurants and delivery/carry-out units, or 18% of the entire domestic Pizza Hut system, in 27 states.

The units to be acquired pursuant to the Sale Agreement are comprised of 27 delivery/carry-out units and 24 dine-in restaurants. With respect to fee properties owned by PHI associated with the units to be acquired, NPC currently plans to acquire one of these properties and to lease the remaining 19 fee-owned properties from PHI on specified terms.

The closing of the acquisition is subject to satisfaction of the closing conditions under the Sale Agreement, including obtaining applicable government approvals and other customary closing conditions on or before March 2, 2009. In addition, the closing of the Sale Agreement is subject to NPC obtaining financing on terms that are acceptable to NPC while maintaining adequate liquidity as determined by NPC in its discretion.

Item 7.01	Regulation FD Disclosure.

On January 14, 2009, NPC issued a press release announcing the signing of the Sale Agreement. A copy of the press release is furnished with this Current Report as Exhibit 99.1, and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
Number	Description
99.1	Press Release dated January 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NPC INTERNATIONAL, INC.

By:	/s/ Troy D. Cook
Troy D. Cook
Executive Vice President Finance and Chief Financial Officer

Date: January 14, 2009

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release dated January 14, 2009.